UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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ARI NETWORK SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

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ARI NETWORK SERVICES, INC.

Explanatory Note

On December 16, 2016, certain members of management and the Board of Directors of ARI Network Services, Inc. (the “Company”) responded to questions presented by Institutional Shareholder Services (ISS) in connection with the Company’s 2017 Annual Meeting of Shareholders to be held on January 5, 2017.  The questions presented by ISS, and the Company’s responses, are included in this filing.

Important Additional Information

The Company has filed a definitive proxy statement on Schedule 14A (the Proxy Statement) with the Securities and Exchange Commission (SEC) in connection with its Board of Directors’ solicitation of proxies to vote in favor of the directors nominated by the Board and to vote on the other matters described therein and any other matters that properly come before the 2017 Annual Meeting of Shareholders. On November 28, 2016, the Company commenced the mailing of the Proxy Statement and a WHITE proxy card to each ARI shareholder entitled to vote at the Annual Meeting. The Company has engaged Morrow Sodali (Morrow) to assist it in soliciting proxies from its shareholders. The Company has agreed to pay customary compensation to Morrow for such services and to indemnify Morrow and certain related persons against certain liabilities relating to or arising out of the engagement. Directors and certain officers of ARI may solicit proxies, although they will receive no additional compensation for such services. Information regarding securities ownership by the Board of Directors and certain members of management as of October 28, 2016, is contained in the Proxy Statement. The Company’s shareholders should read the Proxy Statement (including any amendments or supplements thereto) because these documents contain (or will contain) important information. The Proxy Statement and other public filings made by the Company with the SEC are available without charge from the SEC’s website at sec.gov and from the Company at http://investor.arinet.com.

ARI Network Services, Inc.

Proxy Contest Q&A

1.

Since the announcement of this contest by Park City, what is the response from the shareholders you have spoken to?

Overwhelmingly positive comments surrounding the support of our directors and management team, the stock’s performance, the growth of the company and our strategy.  We have a close relationship with 27 of the top 30 holders and speak to them frequently.  They understand the strategy and have said they have confidence in the Board, the management team and the stewardship of the company.

2.

Historically, what kind of relationship do you have with your stockholders?

The CFO and CEO are very active in our IR program and typically conduct 10+ IR Road Shows and IR Conferences per year. They also have regular phone calls with investors providing updates and addressing questions.  Larger stockholders also have made onsite visits to many of our corporate offices and attended our key industry tradeshows.  Finally, individual Board members have also participated in road shows and IR conferences so the Board can hear feedback directly from our investors.

3.

What is some of the feedback you have received and how is that information digested by the Board?

Regarding the second part of the question, Board members sometimes attend the meetings to get the information directly from the shareholders.  Management also provides regular updates to the Board regarding feedback about the business.  Feedback from investors typically falls into two areas. First, there is feedback about what operational performance is required to increase the stock price.  A common thread is balancing the need for higher revenue growth with higher EBITDA margin.  Second, there is feedback on our acquisition strategy and how we can successfully acquire and integrate targets while minimizing dilution for our stockholders.  These options are things the Board considers as we review and execute our operational and corporate development plans.

4.

Can you please clarify Mr. Mortimore’s involvement in the alleged fraud at Merge?

Mr. Mortimore was not engaged in a “massive multi-year accounting fraud” As alleged by Park City. Neither Merge, its Board, or the SEC made any findings that Mr. Mortimore had engaged in accounting fraud. Mr. Mortimore was the only member of Merge’s senior management that was not targeted in the class action lawsuit against Merge. The Merge Board did not request Mr. Mortimore to resign because it believed he had been part of any scheme to defraud. The SEC, after interviewing Mr. Mortimore, dozens of other Merge employees, customers, the outside auditors and Merge Board members, decided not to charge Mr. Mortimore even though it charged the former CEO, the former CFO and the Company for improper revenue recognition practices.

12/16/2016

ARI Network Services, Inc.

Proxy Contest Q&A

5.

What can you tell us about the Company’s process in reviewing strategic alternatives? Do you have a strategy committee looking at possible acquisitions?

The Board is constantly considering strategic alternatives to maximize shareholder value, including a possible sale of the company. In fact, as part of our ongoing analysis we have had multiple conversations with investment bankers over the past two (2) years.  Out of that group we invited three (3) to provide more in-depth analysis on how they think about ARI’s value and we evaluate that data regularly.  In addition, we have spoken to over 10+ strategic and private equity buyers over the past 24 months.  We have been cooperative with those that have direct relevant experience in our markets and, in our view, were not just conducting a “research” project.  In some cases, those conversations included a discussion around rough valuations.  We believe we have a good feel for the “market” value of the Company to a prospective buyer today and the Board regularly re-assesses that value while comparing it against our go forward growth prospects.  We do not have a “strategy committee” focused on this because we feel this process requires the full Board’s participation. However, our independent directors have been briefed by our counsel regarding when certain topics require a non-management meeting session and they are empowered to have these meetings at their sole discretion.

6.

Can you walk us through your growth plan and explain why it is not the correct time for a sale of ARIS?

We believe Park City’s analysis contains two fundamental flaws.  First, size matters.  There is a significant drop-off in trading multiples for sub $100M market cap companies compared to $1B+ market cap companies.  Many of the peers that Park City cites in their research are much, much larger than ARI.  Most of the strategic buyers for ARI, which range in size from hundreds of millions to billions in revenues are looking for larger opportunities.  We believe as we continue to grow revenue and EBITDA we will see the multiple expansion that comes along with being a larger company.  The second flaw relates to premiums typically paid for public companies.  Park City’s original analysis requires us to believe that a company would pay a premium in excess of 100%.  Our analysis of all public software and technology company transactions since 2015 suggests the average premium paid over the 30-day trailing stock price was 26.7% (27.8% for the 60-day trailing average).

Our second point is that we believe the best way to maximize shareholder value is to have someone buy the company, not send the market a signal that we are selling the company with a deadline.  Further, we believe that our growth opportunity remains significant (see below), and we know from experience that as we continue to grow, more buyers appear.

12/16/2016

ARI Network Services, Inc.

Proxy Contest Q&A

Our last point on this relates to our operational plan.  As you know, we have grown ARI at a 16-17% CAGR over the past 3- and 5-years.  As outlined in our deck, we have increased the size of our total addressable market by 6x in recent years and have a proven track record of executing.  We believe we can continue to execute, which would result in a $75M company in three (3) years and a $100M company in five (5) years.  At $100M, our adjusted EBITDA would be about triple what it is now.  Given no change in our trading multiple, which we believe will happen as we scale the business, that would result in a stock price roughly triple what it is now.  If that happens, we would deliver a 24.6% average return per year to our shareholders over the next 5-years.

7.

When, and how, did Park City first engage ARIS management or Board in discussions? How has the relationship grown? Do you currently have an open dialogue with Park City?

In late 2014, Park City disclosed that it had acquired approximately 1 million shares of ARIS common stock, or 5.7% of the outstanding shares of ARIS as of the proxy record date, and immediately expressed their position that ARIS should explore a potential transaction to maximize shareholder value.  Since that time, we have had over 10 meetings with Park City.  Some of those meetings include having Mr. Fox attend a dinner with ARI’s Board of Directors and arranging face to face meetings with the Chairman of ARI’s Nominating Committee, the Chairman of the Board, and other Board members.  In each of those conversations, we have carefully listened and considered Park City’s position and input with respect to the direction of ARIS.

8.

Have you discussed settlement with Park City?

a.

What did you offer them?

b.

What did they ask for to settle?

We have asked Park City if they would consider any settlement short of their demand that ARI add both of its nominees to the board and to put the company up for sale immediately and we have not received any response.

9.

What has been done to try to reach a settlement to avoid the fight?

We have had ongoing conversations with Park City for two years.  We have taken every meeting, introduction, and phone call request by Park City during this time.  Park City’s position to date has been to add its two nominees to the Board and put the company up for sale or they will wage the proxy fight in an attempt to embarrass ARI and the Board.  As recently as last week, we asked Park City for ideas short of its previous demands and we have not received any response.

12/16/2016

ARI Network Services, Inc.

Proxy Contest Q&A

10.

Has the Board considered the qualifications of the Park City nominees?

a.

Did the Board or Governance Committee interview them?

The Chairman of the Board and the Nominating Committee Chair interviewed Mike Fox in 2015.  It was our conclusion that Mr. Fox had limited to no relevant input other than to “sell the company now”.  We had a scheduled interview with Mr. Mueller on November 11th which Mr. Fox canceled the night before the interview.  In reviewing Mr. Mueller’s LinkedIn profile, resume, and other information, we concluded that while he has an impressive background, his public company experience appears to be limited or none, his experience selling a public company appears to be limited or none, and we can find nothing in his background to suggest that he can add value beyond advocating for selling the Company now.

11.

Why is the Board opposed to minority representation on the Board by a large shareholder?

The Board very recently had director representation from a large shareholder, so this is not something we are categorically opposed to.  Other than what we addressed in question 10 and 10(a.), we believe that large shareholders are well represented in the Boardroom due to our ongoing and active communications plan with many of the top 30.  We understand their position regarding any timing of a transaction and what premiums to the current stock price would be acceptable to them; it is discussed regularly.  Finally, we have one Board member, Chad Cooper, who has worked in the public markets for virtually his entire career and has known many of our top shareholders for many years.  He understands their concerns and motivations and acts as a strong voice for them in the Board room.

12.

In general, what is the Board’s process in the selection of director nominees?

The Board, and Nominating Committee, has created a skills grid that we use to focus our search to skills that we think will provide the most active dialog about how to grow the company and how to maximize shareholder value.  That skills grid is included in the ISS deck.  The Board is focused on searching for three specific backgrounds that are relevant to the company’s strategy.  We are looking for Board members that have a background in Digital Marketing trends, SaaS software trends, and direct experience in our targeted growth markets (for example a current or recently retired executive who managed a business related to the Auto, Auto Tire and Wheel, or Auto aftermarket service businesses).

13.

How does the Board link compensation and performance?

a.

What are the performance-based targets for executive compensation?

ARI views compensation in two ways.  First, we have short term cash compensation tied to performance.  Second, we offer a long-term equity plan to key executives tied to stock price.

12/16/2016

ARI Network Services, Inc.

Proxy Contest Q&A

Our short-term cash compensation strategy is to provide a total earnings number that is competitive to market.  We define market by using survey data from Equilar where we try to keep specific compensation toward the survey midpoint of companies with $25M-$100M in revenues (1/2 our size to 2x our size).  Further, we typically put about 1/3rd of cash compensation at risk via bonus.  That bonus is earned based on the company obtaining its annual revenue growth target and adjusted EBITDA target.  As we noted in one of our additional proxy material filings, our executive compensation is at or below the average of the peer companies noted above, and we have outperformed all these companies in stock returns over the past 5 years.

Regarding long term equity awards our 5 key executives each have 110,000 shares of restricted stock with only a portion of that amount vesting when the stock trades at $6, $7, $8 and $9 per share.  We believe that keeps them aligned with shareholder interests and have received specific feedback from shareholders that they agree with this long-term incentive structure for our key executives.

14.

Have you considered working towards a settlement with Park City?

We would be open to any settlement that provided Park City with comfort that ARI was exploring all options to maximize shareholder value that does not involve adding members to ARI’s Board that we feel cannot bring any new skills beyond their position of selling the company now.

15.

Why do you believe Park City started this proxy fight? What are their motivations?

Park City has communicated to ARI that they are trying to grow what is today a relatively small hedge fund with an activist reputation.  They have successfully obtained Board seats in the two cases where they acted as the dissident (RESN and ADK).  In both cases the stock has declined (-37% and -56% respectively) from Park City’s initial statement of ownership filing as outlined in our November 28th, 2016 Proxy cover letter.  We believe that their motivation is more about raising the profile of their fund and bringing in additional investors, rather than maximizing value for ARI’s shareholders.

16.

Why are the ARIS nominees more qualified than Park City’s nominees? What are the specific strengths and experiences that they offer to the Board?

Addressed in the ISS Deck.

17.

Do you think the Board could benefit from new directors?

Yes, and that’s why 50% of our current directors joined the company in the last 5 years.  We also have an ongoing program to continually add new ideas and skills into the Boardroom and have maintained an active interview schedule with prospective new director candidates.  We just don’t believe that either of Park City’s nominees have skills that we don’t already have or add any new ideas or skills to our Board.

12/16/2016